INTERNATIONAL PAPER PLAZA
400 ATLANTIC ST
STAMFORD CT 06821

News Release

International Paper Agrees to Sell Kraft Papers
to Stone Arcade Acquisition Corp.

STAMFORD, Conn. — June 26, 2006 — International Paper (NYSE:IP) has signed a definitive agreement to sell its kraft papers business to Stone Arcade Acquisition Corp. (OTCBB:SCDE) for approximately $155 million in cash, subject to certain closing and post-closing adjustments, and two payments totaling up to $60 million, payable five years from the close of the transaction, contingent upon business performance. The kraft papers business generated approximately $220 million in sales in 2005 and includes the Roanoke Rapids, N.C., paper mill and the Ride Rite® dunnage bag plant in Fordyce, Ark.

The agreement is part of IP’s previously announced transformation plan to focus on uncoated papers and packaging. Proceeds from divestitures announced to date, including kraft papers, total approximately $9.3 billion.

The sale is expected to close in the third quarter, subject to satisfaction of various closing conditions, including regulatory approval and approval by Stone Arcade shareholders. After closing, the company will be called KapStone Kraft Paper Corporation — a division of KapStone Paper and Packaging Corporation. Tim Keneally, currently vice president of IP’s kraft papers business, will lead the KapStone Kraft Paper business.

“Kraft Papers has been a solid niche business for International Paper and we’re pleased to see that a number of interested parties, including Stone Arcade, agree with us,” said Carol Roberts, senior vice president of IP Packaging Solutions. “This agreement speaks to the quality of the people and the assets of this business.”

“The acquisition of IP’s kraft papers business is an important first step for our company, Stone Arcade,” said Roger Stone, chairman and CEO of Stone Arcade. “It provides us with a very solid platform from which we hope to expand. We look forward to working with the current management group to develop internal growth opportunities while we simultaneously explore strategic acquisitions.”

Matt Kaplan, Stone Arcade president and chief operating officer, added, “We are very excited regarding the acquisition of IP’s kraft paper business. Over the past several weeks, we have had the opportunity to visit the operations and meet many of its employees. Needless to say, we have been very impressed.”

International Paper’s kraft papers business produces approximately 400,000 tons of kraft papers, used in a variety of end-use products including approximately 9 million Ride Rite® dunnage bags. The business employs approximately 700 people. International Paper accounted for the results of its kraft papers business as a discontinued operation and wrote down the business’ assets in the first quarter of 2006.

Stone Arcade Acquisition Corporation is a publicly traded special purpose acquisition company founded in August 2005. Stone Arcade was formed for the purpose of identifying and effecting an asset acquisition or business combination with an unidentified business in the paper, packaging, forest products, and related industries.

Headquartered in the United States, International Paper has been a leader in the forest products industry for more than 100 years. The company is currently transforming its operations to focus on its global uncoated papers and packaging businesses, which operate and serve customers in the U.S., Europe, South America and Asia. These businesses are complemented by an extensive North American merchant distribution system. International Paper is committed to environmental, economic and social sustainability, and has a long-standing policy of using no wood from endangered forests. To learn more, visit www.internationalpaper.com.

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This press release may contain forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to: (i) the ability of the parties to successfully consummate the transactions contemplated by the sale agreements without a purchase price adjustment; (ii) the successful fulfillment (or waiver) of all conditions set forth in the sale agreements; (iii) the successful closing of the transactions within the estimated timeframes; and (iv) with the respect to the Company’s transformation plan, the ability of the Company to successfully negotiate satisfactory sale terms for assets that are contemplated for sale but are not currently under contract. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

Contacts:

For International Paper:

Media: Amy Sawyer, 901-419-4312, or Marshall Murphy, 901-419-4050
Investors: Brian McDonald, 203-541-8586, Darial Sneed, 203-541-8541, or Brian
Turcotte, 203-541-8632

For Stone Arcade Acquisition Corporation:
Roger Stone or Matt Kaplan, 847-441-0929